EXHIBIT 10.1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”), dated as of the effective date shown on the signature page (“Effective Date”), is between Richard A. Dinkel, whose address is 5905 S. Meadow Lark Pl, Castle Rock, CO 80109 (“CONSULTANT”), and Evolving Systems, Inc., a corporation organized under the laws of the state of Delaware, having offices at 9777 Pyramid Court, Englewood, CO 80112 (“EVOLVING SYSTEMS”).

EVOLVING SYSTEMS wishes to engage CONSULTANT to provide certain consulting services.  CONSULTANT wishes to perform services as a consultant for EVOLVING SYSTEMS.

In consideration of the above recitals and the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1. Engagement as CONSULTANT.  EVOLVING SYSTEMS retains CONSULTANT to provide consulting services as described in Attachment A (the “Authorization”), and CONSULTANT agrees to perform such services, subject to the terms and conditions of this Agreement.

EVOLVING SYSTEMS agrees to give CONSULTANT as much advance notice as is reasonably feasible of meetings, and to work with CONSULTANT to schedule other consultations at convenient times.

2.  Payment.  CONSULTANT will be paid for services performed under this Agreement as specifically described in Attachment A.  Subject to the conditions below, EVOLVING SYSTEMS will also reimburse CONSULTANT for reasonable pre-approved actual out-of-pocket expenses incurred by CONSULTANT in connection with the performance of services under this Agreement.  Travel related expenses will be reimbursed in accordance with EVOLVING SYSTEMS’ travel policies. CONSULTANT will submit invoices or other documentation of the expense to EVOLVING SYSTEMS.  EVOLVING SYSTEMS will pay CONSULTANT for services rendered and authorized expenses within ten (10) days after receipt of a statement submitted as provided above.

3.  Confidentiality; Ownership of Intellectual Property.

a.              CONSULTANT acknowledges that he may be exposed to certain confidential and proprietary information and trade secrets of EVOLVING SYSTEMS and its customers during the course of performing services under this Agreement. CONSULTANT further acknowledges that his  performance of services under this Agreement may result in certain inventions, discoveries or improvements or the creation of materials that are patentable, copyrightable or constitute trade secrets.  In partial consideration of the terms of this Agreement, CONSULTANT agrees to execute and strictly observe the “Non-Disclosure and Proprietary Information Agreement” attached as Attachment B, (the “Mutual Non-Disclosure Agreement”).  CONSULTANT agrees to promptly execute any additional agreements or documents at the request of EVOLVING SYSTEMS or a customer of EVOLVING SYSTEMS pertaining to the protection of confidential or proprietary information in connection with work performed by CONSULTANT under this Agreement.

b.              Notwithstanding the above, CONSULTANT will continue to own all right, title and interest in all pre-existing materials and knowledge and know-how developed by CONSULTANT prior to the execution of this Agreement, as well as all materials, knowledge and know-how developed by CONSULTANT independently from CONSULTANT’s performance under this Agreement.  In addition, CONSULTANT may freely use and disclose, in the performance of work for others, his general skills, knowledge, experience and know-how, including, without limitation, general processes, concepts, methods, techniques, ideas and other residual information gained or learned in CONSULTANT’s performance under this Agreement, but only to the extent CONSULTANT does not breach the confidentiality provisions described in Section 3(a).

c.               Upon completion of each project, CONSULTANT will return to EVOLVING SYSTEMS all documents, programs and other materials pertaining to the project.

4.  Independent Contractor.

a.              CONSULTANT acknowledges and agrees that he is an independent contractor and not an employee of EVOLVING SYSTEMS. Nothing in this Agreement will be interpreted or construed as creating or establishing the relationship of an employer and employee between EVOLVING SYSTEMS and CONSULTANT.

b.              CONSULTANT will not be entitled to any of the benefits which EVOLVING SYSTEMS may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. CONSULTANT is not authorized to make any representation, contract or commitment on behalf of EVOLVING SYSTEMS unless specifically requested or authorized in writing to do so by an EVOLVING SYSTEMS officer. Subject to the confidentiality obligations described in this Agreement, CONSULTANT acknowledges and agrees that he is obligated to report as income all consideration that he receives under this Agreement, and that he will pay all self-employment and other taxes related to the consideration paid to him by the Company and that he is not entitled to unemployment insurance benefits.  EVOLVING SYSTEMS will regularly report amounts paid to CONSULTANT as required by law. CONSULTANT agrees to indemnify EVOLVING SYSTEMS and hold it harmless to the extent any obligation imposed on EVOLVING SYSTEMS to pay withholding taxes or similar items or resulting from CONSULTANT being determined not to be an independent contractor.

c.               CONSULTANT is free to enter into other activities to provide consulting services to other businesses, entities or individuals during the term of this Agreement, unless such activities would violate the provisions of this Agreement, would induce CONSULTANT to breach this Agreement or would prevent or restrict CONSULTANT from satisfying CONSULTANT’s obligations under this Agreement.  CONSULTANT agrees not to work for or be employed by or perform services to any third party, entity or individual that develops, markets or sells products to services that are in competition with EVOLVING SYSTEMS during the term of this Agreement.

5.  Indemnification.  Each party agrees to defend, indemnify, and hold the other party harmless from any claims, actions, demands, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) to the extent arising from the gross negligence or willful misconduct of the other party, its employees or agents, which result in injury to persons or real property.

6.  Limitation on Assignments and Subcontracts.  CONSULTANT will not assign or subcontract any of his rights, obligations or duties under this Agreement or under any Authorization.  Except as noted in an Authorization, all work relating to any Authorization under this Agreement will be performed personally by CONSULTANT.  To the extent work is an Authorization permits CONSULTANT to engage the services of a third party, CONSULTANT will supervise and remain responsible for the performance of such work.

7.  Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT DAMAGES, OR LOSS OF PROFITS, REVENUE, DATA OR USE, REGARDLESS OR ANY KNOWLEDGE OR NOTIFICATION OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. SAVE IN RELATION TO (I) A BREACH OF THE CONFIDENTIALITY PROVISIONS CONTAINED IN THIS AGREEMENT, (II) FRAUD OR FRAUDULENT MISPRESENTATION, OR (III) ANY OTHER LIABILITY THAT CANNOT BE EXCLUDED AT LAW, THE TOTAL LIABILITY OF EACH PARTY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL IN NO CIRCUMSTANCES EXCEED THE AMOUNT OF FEES PAID TO CONSULTANT UNDER THIS AGREEMENT.

8. Term.  The term of this Agreement will commence with effect from 1 October 2017 to 31 March 2018. Either party may terminate this Agreement prior to expiration of the term by providing the other party with thirty (30) days’ written notice.  Unless such termination is as a result of CONSULTANT’s failure to perform his obligations, EVOLVING SYSTEMS will be obligated to pay CONSULTANT’s compensation through the date of termination, and expenses incurred by CONSULTANT prior to the date of such termination.  The termination of this Agreement will not prejudice the rights or remedies of EVOLVING SYSTEMS on account of any failure of CONSULTANT to perform his obligations under this Agreement.

9. Modification. This Agreement may not be modified, except in a written modification executed by CONSULTANT and an authorized officer of EVOLVING SYSTEMS.  If any particular provision or portion of a provision of this Agreement is adjudicated to be unenforceable or invalid, the remainder of such agreement will be enforced as fully as possible and the unenforceable provision will be deemed to be modified to the limited extent required to permit its enforcement in the manner most closely approximating the intention of the parties expressed therein.

10. Governing Law, Jurisdiction and Venue. This Agreement will be construed under the laws of Colorado.  Enforcement may be sought in Douglas County, Colorado, where the parties both consent to exclusive jurisdiction.

11. Notices.  Any Authorization, statement, payment or other notices under this Agreement will be deemed given if delivered personally or by overnight courier service to the parties at the addresses stated above or such other address as either party may designate by notice as provided in this section.

12. Survival.  The terms and provisions of Sections 3, 4, 5, 7 and 10 will survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of October 1, 2017 (Effective Date).

EVOLVING SYSTEMS, INC.		Richard A. Dinkel

By:	/s/ JULIE GOSAL HOARAU	By:	/s/ RICHARD A. DINKEL
Name:	Julie Gosal Hoarau	Name:	Richard A. Dinkel
Title:	SVP Finance

Attachment A - Authorization

Richard A. Dinkel

Description of Services to be provided:  CONSULTANT agrees to provide financial consulting services to EVOLVING SYSTEMS upon the company’s request, including, but not limited to the following:

Non-Compensated Milestones: Targeted for end of September. For the avoidance of any doubt, no additional compensation will be granted for additional work performed on these milestones:

1.              Lumata Valuation report approved (30 September 2017);

2.              Lumata Opening entries (30 September 2017);

3.              Manage, complete and transition the 2017 interim SOX audit (30 September 2017);

4.              File the 2016 UK Statutory reports for Evolving Systems Ltd. and Evolving Systems Holdings Ltd. (30 September 2017);

Compensated Milestones:

1.              File the 2017 USA tax return (14 October 2017);

2.              Close and transition the September 2017 accounting period (preliminary close 13 October 2017, final close 20 October 2017);

3.              Complete and transition the preparation of the Q3 2017 Tax Provision (initial 14 October 2017, final 20 October 2017);

4.              Complete and transition the Q3 2017 10Q (23 October 2017);

5.              Lumata 8-K/A (14 November 2017); and

6.              Lumata Financial Statements on Netsuite (1 November 2017);

Compensation: As each Compensated Milestone is completed (1 through 6), EVOLVING SYSTEMS will pay the CONSULTANT $8,333.33 per milestone. The consultant will send the Company an invoice informing the Company that the milestone has been reached. Milestone payments are due at a NET 10 days term, payable within 10 days from the invoice date. As the milestones are completed, CONSULTANT will provide EVOLVING SYSTEMS with an accounting of the services provided and reimbursable expenses incurred.

In addition, the consultant will earn an additional sum of $10,000 in total paid ratably every month over a 6 month period (or $1,666.67 monthly), as compensation for time spent assisting the Company with additional questions.

Travel time to the Englewood Office will not be chargeable unless specifically agreed to in writing by EVOLVING SYSTEMS.

Miscellaneous:

EVOLVING SYSTEMS will provide CONSULTANT with a laptop computer. CONSULTANT will provide all other basic office supplies. EVOLVING SYSTEMS will provide, or reimburse CONSULTANT for, any specialized equipment required to perform a particular project.  EVOLVING SYSTEMS will reimburse CONSULTANT for monthly cell phone and data plan expenses specifically related to performing services under this Agreement.

CONSULTANT: Richard A. Dinkel

/s/ RICHARD A. DINKEL
By: Richard A. Dinkel

EVOLVING SYSTEMS, INC.

By:	/s/ JULIE GOSAL HOARAU
Julie Gosal Hoarau
Title:	SVP Finance

Attachment B

MUTUAL NONDISCLOSURE AGREEMENT

THIS AGREEMENT is entered into between RICHARD A. DINKEL and EVOLVING SYSTEMS, INC. as of the Effective Date noted on the signature page.

RECITALS

The parties contemplate entering into a business relationship (“Purpose”) during which one party (“Disclosing Party”) may disclose to the other party (“Receiving Party”) certain confidential or proprietary information; and

With respect to the information exchanged between the parties, the parties agree as follows:

1.                                      Definition of Confidential Information. “Confidential Information” means information, including, but not be limited to, performance, sales, financial, contractual and special marketing information, ideas, technical data, and concepts originated by the Disclosing Party and furnished to a Receiving Party, whether orally, in writing or any other medium, which information the Disclosing Party desires to protect against unrestricted disclosure or competitive use which (i) has not previously been published or otherwise disclosed to the general public, (ii) has not previously been made available without restriction to the Receiving Party or others, (iii) is marked as, indicated as, or could be reasonably construed to be confidential or proprietary.

2.                                      Obligation to Maintain Confidentiality and Limitation on Use.  The Receiving Party will:

a.                                      hold the Confidential Information in confidence, exercising a degree of care not less than the care used by such party to protect its own proprietary or confidential information that it does not wish to disclose, and in no event less than a reasonable degree of care;

b.                                      restrict disclosure of the Confidential Information solely to those Representatives with a need to know and not disclose it to any other person;

c.                                       advise those Representatives of their obligations with respect to the Confidential Information; and

d.                                      use the Confidential Information only in connection with the Purpose and reproduce such Confidential Information only to the extent necessary for such Purpose.

The term “Representatives” means the Affiliates of either party and the respective directors, officers, employees, attorneys, consultants and other agents and advisors of either party or of the Affiliates of either party.  An “Affiliate” means any entity that directly or indirectly controls, is controlled by or is under common control with a party, whether such control arises through the ownership of voting stock, by contract, or otherwise. Each party will be responsible for any breach of this Agreement by its respective Representatives and will take all reasonably necessary measures to restrain its Representatives from unauthorized disclosure or use of Confidential Information.

3.                                      Exclusions. The Receiving Party will have no obligation to preserve the confidential nature of any information which:

a.                                      was previously known to such party free of any obligation to keep it confidential; or

b.                                      is or becomes publicly available by means other than unauthorized disclosure; or

c.                                       is developed by or on behalf of such party independent of any Confidential Information furnished under this Agreement; or

d.                                      is received from a third party whose disclosure does not violate any confidentiality obligation.

4.                                      Mandatory Disclosure Exemption.  In the event the Receiving Party or its employees need (for securities law purposes) to make disclosures of Confidential Information or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise) to disclose any Confidential Information of the Disclosing Party, the Receiving Party will provide the Disclosing Party with prompt written notice so that (a) the Disclosing Party can work with the Receiving Party to limit the disclosure to the greatest extent possible consistent with legal obligations (it being understood that disclosure of the name of the other party will never be made without that party’s prior written consent) or (b) the Disclosing Party may seek a protective order or other appropriate remedy, or if the Disclosing Party so directs, the Receiving Party will exercise its reasonable best efforts to obtain a protective order or other appropriate remedy at the Disclosing Party’s reasonable expense.  Failing the entry of a protective order or other appropriate remedy or receipt of a waiver hereunder, the Receiving Party will furnish only that portion of the Confidential Information which it is advised by its counsel is legally required to be furnished and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

5.                                      No Rights Granted.  All Confidential Information and all tangible forms of such information received under this Agreement by the Receiving Party will remain the property of Disclosing Party.  Nothing contained in this Agreement will be construed as (i) requiring Disclosing Party to disclose, or Receiving Party to accept, any particular information, or (ii) granting to Receiving Party a license, either express or implied, under any patent, copyright, trade secret, or other intellectual property rights now or hereafter owned, obtained or licensable by Disclosing Party. Neither this Agreement, nor the disclosure of Confidential Information under this Agreement will constitute or imply any promise or any commitment by either party with respect to any other present or future transaction.   Each party agrees that it will not modify or create other works with the other party’s Confidential Information, or reverse engineer or decompile or disassemble any software programs contained therein.

6.                                      No Warranty.  All Confidential Information is provided “As Is”, without warranty of any kind. In particular, the parties do not warrant, assure or guarantee that the information disclosed constitutes a non-infringement of other third-party trademarks, patents, copyrights, mask works or any other intellectual property right in the information disclosed.  Receiving Party agrees that Disclosing Party will not have liability or responsibility for any errors or omissions in, or any business decisions made by Receiving Party in reliance on, any Confidential Information disclosed by Disclosing Party under this Agreement.

7.                                      Remedies.  Each party agrees that the Disclosing Party would be irreparably injured by a breach of this Agreement by the Receiving Party or its Representatives and that the Disclosing Party will be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement.  Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

8.                                      Compliance with Export Regulations.  Each Party agrees that it will not export or re-export outside the United States, either directly or indirectly, any Confidential Information without first obtaining the prior written approval of the Disclosing Party, which may entail obtaining clearance or licensing by a governmental authority.

9.                                      Term.  The term of this Agreement will commence on the Effective Date and will continue for the term of the Consulting Services Agreement entered into between the parties (the “Term”). A party’s obligations to protect Confidential Information which it has received during the Term will survive for a period of three (3) years after the date of disclosure of such Confidential Information; provided, however, that a party’s obligation to protect any Confidential Information which is a trade secret under applicable law will continue as long as such Confidential Information remains a trade secret under applicable law.

10.                               Governing Law.  This Agreement will be governed by and construed under the laws of the State of Colorado. Each party irrevocably consents to the jurisdiction and venue of the state and federal courts located in Douglas County, Colorado.

11.                               Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to Confidential Information provided in connection with the Purpose and supersedes all prior agreements between the parties with respect to Confidential Information provided in connection with Purpose. No amendment or modification of this Agreement will be valid or binding on the parties unless made in writing and executed on behalf of each party by its duly authorized representative.  If any provision of this Agreement is found to be unenforceable, the remainder will be enforced as fully as possible and the unenforceable provision will be deemed to be modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the parties as expressed in this Agreement.

12.                               Notices.  All notices and other communications provided for or permitted under this Agreement will be in writing, made by hand delivery; first class mail, postage prepaid, return receipt requested; or by reliable overnight courier addressed to a party at the address indicated in this Agreement.  Notices will be deemed delivered when received by the party being notified, or, if sent via first class mail as above, will be deemed delivered four days after such remittance.

13.                               Assignment.  Neither this Agreement nor any of the rights and obligations created in this Agreement may be assigned, in whole or in part, by either party, without the prior written consent of the other party.  Any assignment contrary to the foregoing is void.  This Agreement will be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

14.                               Administrative Ease.  The parties agree that this Agreement may be executed in counterparts, and that such counterpart signatures will be considered effective if provided by PDF or facsimile transmission.

Each party has caused this Agreement to be executed on its behalf as of the 1st day of October, 2017 (“Effective Date”).

RICHARD A. DINKEL

/s/ RICHARD A. DINKEL

EVOLVING SYSTEMS, INC.

By:	/s/ JULIE GOSAL HOARAU
Julie Gosal Hoarau
Title: SVP Finance